Exhibit 10.6

EXECUTION COPY

SECOND AMENDED AND RESTATED

IMS HEALTH GUARANTY

by

IMS HEALTH INCORPORATED

for and in favor of

UTRECHT-AMERICA FINANCE CO.

and

EDAM, L.L.C.

Effective as of July 1, 2003

i

This SECOND AMENDED AND RESTATED IMS HEALTH GUARANTY (the “Agreement”) is given by IMS HEALTH INCORPORATED, a Delaware corporation (“IMS Health”) on this 1st day of July, 2003, for and in favor of Utrecht-America Finance Co., a Delaware corporation (“Utrecht”), and Edam, L.L.C., a Delaware limited liability company (“Edam,” and together with Utrecht, the “Investors”), as Class Limited Partners, and each of those other persons who become Class A Limited Partners of IMS Health Licensing Associates, L.P., a Delaware limited partnership (the “IMS Health Partnership”).

INTRODUCTION

IMS AG (the “General Partner”), the Investors and Coordinated Management Systems, Inc. (“CMS”) are partners in the IMS Health Partnership pursuant to the Eighth Amended and Restated Agreement of Limited Partnership of IMS Health Licensing Associates, L.P. effective as of July 1, 2003 (the “Partnership Agreement”). Each of the General Partner and CMS is a Wholly Owned Affiliate of IMS Health.

As a material inducement to the Investors to enter into the Partnership Agreement, IMS Health has agreed to enter into this Agreement for and in favor of the Investors, pursuant to which IMS Health guarantees certain obligations of the General Partner and CMS and has agreed to other covenants and representations and warranties as set forth herein.  This Agreement completely amends, restates and supersedes that certain Amended and Restated IMS Health Guaranty in favor of the Investors made by IMS Health and effective as of July 1, 2000.

NOW, THEREFORE, in consideration of the premises, IMS Health hereby agrees, for the benefit and in favor of the Investors and their successors and assigns (collectively referred to herein, together with their respective officers, directors, employees, agents and Affiliates, as the “Indemnitee”), as follows:

SECTION 1. Definitions.

Capitalized terms used in this Agreement which are defined in the Partnership Agreement and not otherwise defined herein shall have the respective meanings set forth in the Partnership Agreement.  All other capitalized terms used in this Agreement shall have the respective meanings set forth below:

“1934 Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“1993 Contribution Agreement” means that certain Contribution Agreement dated as of July 6, 1993 pursuant to which CMS contributed the intangible assets specified therein to the IMS Health Partnership.

“1997 Contribution Agreement” means that certain Contribution Agreement dated as of January 1, 1997 pursuant to which CMS contributed the intangible assets specified therein to the IMS Health Partnership.

“1998 Contribution Agreement” means that certain Contribution Agreement dated as of April 29, 1998 pursuant to which CMS contributed the intangible assets specified therein to the IMS Health Partnership.

“2000 Contribution Agreement” means that certain Contribution Agreement entered into on July 31, 2000 and effective as of July 1, 2000 pursuant to which CMS contributed the software and database assets specified therein to the IMS Health Partnership.

“2003 Contribution Agreement” means that certain Contribution Agreement dated as of July 1, 2003 pursuant to which CMS contributed the software and database assets specified therein to the IMS Health Partnership.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director or general partner of such Person, or (iii) any Person who is an officer, director, general partner or trustee of any Person described in clauses (i) or (ii) of this sentence.  For purposes of this definition, the term “control,” (including, with correlative meanings, the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  “Wholly Owned Affiliate” of any Person means (i) an Affiliate of such Person 100% of the capital stock (or its equivalent in the case of entities other than corporations) of which is owned beneficially by such Person, directly or indirectly, through one or more Wholly Owned Affiliates, or by any Person who, directly or indirectly, owns beneficially 100% of the capital stock (or its equivalent in the case of entities other than corporations) of such Person, and (ii) an Affiliate of such Person who, directly or indirectly, owns beneficially 100% of the capital stock (or its equivalent in the case of entities other than corporations) of such Person; provided that, for purposes of determining the ownership of the capital stock of any Person, de minimis amounts of stock held by directors, nominees and similar persons pursuant to statutory or regulatory requirements shall not be taken into account.

“Class A Limited Partner” means any Person who (i) is referred to as such in the introductory statement of this Agreement or who has become a substituted Class A Limited Partner pursuant to the terms of the Partnership Agreement, and (ii) has not ceased to be a Class A Limited Partner.

“CMS” means Coordinated Management Systems, Inc., a Delaware corporation, or any successor in interest.

“Consolidated Subsidiary” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statement of such Person in accordance with GAAP.

“Control” means beneficial ownership of, or control or power to vote, outstanding securities of IMS Health representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding securities of IMS Health.

“Debt” has the meaning set forth in Section 8(d)(i) hereof.

“Edam” means Edam, L.L.C., a Delaware limited liability company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(c) of the Code) as IMS Health or is under common control (within the meaning of Section 414(c) of the Code) with IMS Health.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” means IMS AG, a Swiss corporation (and successor in interest to IMS Pharminform Holding AG), or any successor in interest.

“Governmental Authority” means (i) any governmental or political subdivision thereof whether foreign or domestic, federal, state, county, municipal or regional or any other governmental authority, (ii) any agency or instrumentality of any such government, policy subdivision or other governmental entity, (iii) any court, arbitral tribunal or arbitrator and (iv) any non-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.

“Guaranty” has the meaning set forth in Section 2(a) hereof.

“IMS Health” means IMS Health Incorporated (f/k/a Cognizant Corporation), a Delaware corporation, or any successor in interest.

“IMS Health Event” has the meaning set forth in Section 9 hereof.

“IMS Health Partners” means the General Partner and CMS and any other Affiliate of IMS Health which may from time to time own an Interest under the Partnership Agreement.

“IMS Health Partnership” means IMS Health Licensing Associates, L.P., a Delaware limited partnership, and any successor in interest.

“Indebtedness” means, as to any Person, at a particular time without duplication, (i) all indebtedness of such Person for borrowed money or on account of advances made to such Person or for the deferred purchase price of property (excluding accounts payable to trade creditors for goods and services which are incurred in the ordinary course of business and on customary trade terms), in respect of which such Person is liable or evidenced by any bond, debenture, note or other instrument; (ii) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (iii) all liabilities secured by any lien on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof; (iv) obligations under leases which have been, or under GAAP are required to be, capitalized; and (v) all indebtedness of others with respect to which such Person has provided a guarantee or otherwise has agreed to become directly or indirectly liable.

“Indemnitee” has the meaning set forth in the Introduction to this Agreement.

“Investment Documents” means this Agreement, the Partnership Agreement, the 1993 Contribution Agreement, the 1997 Contribution Agreement, the 1998 Contribution Agreement, the 2000 Contribution Agreement and the 2003 Contribution Agreement.

“Investors” means Utrecht and Edam collectively.

“Legal Restriction” means any federal, state, local or foreign statute, law (including common law), regulation, ordinance, code, rule, judgment, order, writ, injunction, decree, Permit, concession, grant, franchise, license, agreement or other governmental restriction, or any applicable interpretation, guideline or other policy document issued by a Governmental Authority or its staff, to the extent that such interpretation, guideline or policy has the force of law or would customarily be complied with in the ordinary course of conduct of business by a Person subject to such interpretation, guideline or policy.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financial lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Margin Stock” has the meaning given to such term in Regulation U of the Federal Reserve Board, 12 C.F.R. § 221 et seq.

“Material Subsidiary” means, at any time, any Subsidiary of IMS Health other than the IMS Health Partnership that (i) is any of the General Partner or CMS (ii) has total assets (as shown on the most recent balance sheet of such Subsidiary prepared in accordance with GAAP) of U.S. $150,000,000 or more.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by IMS Health or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Partnership Agreement” has the meaning set forth in the Introduction to this Agreement.

“Performance Obligations” has the meaning set forth in Section 2(a) hereof.

“Permit” means any application, action, approval, consent, waiver, exemption, variance, franchise, order, permit, certificate, authorization, right or license of or from any Person.

“Person” means any individual, partnership (whether general or limited and whether domestic or foreign), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA, and any “employee welfare benefit plan”, as defined in Section 3(1) of ERISA.

“Restricted Margin Stock” means Margin Stock owned by IMS Health or any Subsidiary which represents not more than 331/3% of the aggregate value (determined in accordance with Regulation U), on a consolidated basis, of the property and assets of the Company and its Subsidiaries (other than any Margin Stock) that is subject to the provisions of Section 8(d) hereof.

“Subsidiary” means, as to any Person (i) any corporation of which at least a majority of the outstanding shares of stock whose class or classes have by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person and (ii) any partnership or other entity in which such Person or one or more Subsidiaries of such Person shall have an ownership or controlling interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).  “Wholly Owned Subsidiary” of any Person means any Subsidiary of which all of such shares or ownership interests, other than (in the case of a corporation) directors’ qualifying shares, are so owned or controlled.

“Unrestricted Margin Stock” means any Margin Stock owned by IMS Health or any Subsidiary which is not Restricted Margin Stock.

“Utrecht” means Utrecht-America Finance Co., a Delaware corporation.

SECTION 2. Obligations.

(a)                                  Performance Guaranty.  IMS Health hereby absolutely, unconditionally and irrevocably guarantees to each Indemnitee the due and punctual performance by the General Partner (in its capacity as General Partner or the Liquidator) and CMS of the terms, conditions, undertakings, covenants, obligations and indemnities to be performed or observed by them under the Partnership Agreement and each other Investment Document to which any of them are parties, as applicable, and under applicable law (such obligations of performance are hereinafter referred to as the “Performance Obligations”; such guaranty of the Performance Obligations is hereinafter referred to as the “Guaranty”).

(b)                                 General Indemnification.

(i)                                     IMS Health hereby agrees, absolutely, unconditionally and irrevocably, to indemnify and hold harmless, to the maximum extent permitted by law, each Indemnitee from all liability, loss or damage (including without limitation any special, indirect, direct, or consequential damages) and reasonable out-of-pocket costs and expenses any of them may incur or suffer (including without limitation reasonable attorneys’ fees and expenses) as a result of any misstatement of any material fact contained in any representation or warranty made by IMS Health, the General Partner or CMS in, or any breach or default by any of them in the due and punctual performance of any covenant, obligation or indemnity under, any Investment Document to which any of them are parties.

(ii)                                  Without limiting the generality of the foregoing, IMS Health agrees to pay each Class A Limited Partner delay damages for (x) the failure by the Liquidator to pay the full amount of such Class A Limited Partner’s Capital Account within the time period required by Section 12.02 of the Partnership Agreement, (y) the failure by any IMS Health Partner or its designee to pay the Purchase Price to any Class A Limited Partner within the time period required in Section 14.03 of the Partnership Agreement, or (z) the failure of the IMS Health Partnership to distribute and pay to such Class A Limited Partner on the applicable Retirement Date the amounts required to be so distributed and paid pursuant to Section 10.08(b) of the Partnership Agreement.  Delay damages for any such Class A Limited Partner shall be in an amount, accrued and payable daily without demand, calculated as the excess, if any, of (A) an amount equal to interest at 2.5% per annum in excess of the London Inter Bank Offered Rate at approximately 11:00 a.m. London time on such day for three-month Eurodollar deposits offered by prime banks in the Eurodollar market on the amount not distributed or paid over (B) any amount of Priority Return (whether distributed or paid as part of the Purchase Price) paid to such Class A Limited Partner.

SECTION 3. Obligation Absolute.

To the maximum extent permitted by law, the obligation of IMS Health under the Guaranty shall be absolute and unconditional irrespective of:

(a)                                  Any lack of validity or enforceability of any of the Performance Obligations or any provision of applicable law or regulation purporting to prohibit the Performance Obligations; or

(b)                                 Any change in the time, manner or place of performance, or in any other term, of all or any of the Performance Obligations, or any other amendment or waiver of or any consent to departure from the Investment Documents, including, without limitation, any increase in or modification of the Performance Obligations or the dissolution of the IMS Health Partnership; or

(c)                                  Any change, restructuring or termination of the corporate structure, existence or ownership of the IMS Health Partnership, the General Partner or CMS; or

(d)                                 Any other circumstance, including without limitation any statute of limitation, which might otherwise constitute a defense (other than a defense of payment or performance) available to, or a discharge of, the General Partner, CMS or IMS Health or a guarantor or indemnitor generally; or

(e)                                  Any act or omission of any Indemnitee or any past or future Indemnitee; or

(f)                                    The existence of any claims, setoff or other right that IMS Health may have hereunder or under any other document at any time against any Indemnitee, the IMS Health Partnership, the General Partner, CMS or any other Person (but the foregoing shall not constitute a waiver or surrender of any such rights).

Without limiting the generality of the foregoing, IMS Health’s liability hereunder shall extend to all liability, loss or damage and reasonable out-of-pocket costs and expenses incurred or suffered by an Indemnitee arising from any breach of or failure to perform any Performance Obligations for which the General Partner or CMS would have been obligated under the Investment Documents but for the fact that such Performance Obligation is unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the General Partner or CMS, as the case may be.  The obligations of IMS Health under this Agreement are independent of the Performance Obligations and a separate action or actions may be brought and prosecuted against IMS Health to enforce this Agreement, irrespective of whether any action is brought against the General Partner or CMS or whether the General Partner or CMS is joined in any such action or actions.  Such action or actions may be brought by the Indemnitee without the necessity of joining any prior Indemnitee in such action or actions.  IMS Health’s obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment by IMS Health, the General Partner or CMS in satisfaction of any of their respective Performance Obligations is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of any of IMS Health, the IMS Health Partnership, the General Partner or CMS or otherwise, all as though such payment had not been made.

SECTION 4. Waiver.

IMS Health hereby waives promptness, presentment, demand, protest, diligence, and any other notice with respect to any of the Performance Obligations and IMS Health’s obligations under this Agreement and any requirement that the Indemnitee exhaust any right or take any action against the IMS Health Partnership, the General Partner or CMS or any other person or entity.

SECTION 5. Subrogation.

(a)                                  IMS Health understands that the exercise by any Indemnitee of certain rights and remedies contained in the Investment Documents may affect or eliminate IMS Health’s right of subrogation against the General Partner or CMS and that IMS Health may therefore incur a partially or totally nonreimbursable liability hereunder; nevertheless, IMS Health hereby authorizes and empowers each Indemnitee to exercise any right or remedies, or any combination thereof, which may then be available even if the effect of such exercise is to affect or eliminate IMS Health’s right of subrogation as aforesaid, since it is the intent and purpose of IMS Health that the obligations of IMS Health hereunder shall be absolute, independent and unconditional under any and all circumstances.

(b)                                 IMS Health shall not exercise any rights which it may acquire by way of subrogation under this Agreement, by any payment made hereunder or otherwise, until all the Performance Obligations shall have been indefeasibly paid in full in cash or performed in full.  If any amount shall be paid to IMS Health on account of such subrogation rights at any time when all the Performance Obligations shall not have been paid in full in cash, such amount shall be held in trust for the benefit of the Indemnitee and shall forthwith be paid to the Indemnitee to be credited and applied to the Performance Obligations, whether matured or unmatured, in accordance with the terms of the Investment Documents.  If (i) IMS Health shall make payment to the Indemnitee of all or any part of the Performance Obligations and (ii) all the Performance Obligations shall be paid in full in cash, the Indemnitee shall, at IMS Health’s request and expense, execute and deliver to IMS Health appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to IMS Health of an interest in the Performance Obligations resulting from such payment by IMS Health.

SECTION 6. Costs of Enforcement.

IMS Health hereby agrees to pay any and all reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred by any Indemnitee in maintaining and enforcing any rights under this Agreement.

SECTION 7. Representations and Warranties.

IMS Health hereby represents and warrants as follows:

(a)                                  Existence and Power.  Each of IMS Health and its Material Subsidiaries (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation (or, in the case of a Subsidiary that is not a corporation, is a partnership or other entity duly organized and validly existing under the laws of its jurisdiction of organization); (ii) has all corporate or partnership power (as applicable), and has all material Permits, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business as a foreign corporation in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on the consolidated financial condition, operations, business, or prospects of IMS Health and its Consolidated Subsidiaries, taken as a whole.

(b)                                 Authority; Validity.  IMS Health has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by IMS Health of this Agreement has been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by IMS Health and constitutes the legal, valid and binding obligation of IMS Health, enforceable in accordance with its terms.

(c)                                  Conflicts; Consents.  None of the execution and delivery by IMS Health of this Agreement, the consummation by IMS Health of the transactions contemplated herein and compliance by IMS Health with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of IMS Health, or any applicable Legal Restriction, or any order, writ, injunction or decree of any Governmental Authority, or any agreement or instrument to which IMS Health is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, except any conflict, breach, or default that would not have a material adverse effect on IMS Health or any consent that, if not obtained, would not have a material adverse effect on IMS Health.

(d)                                 Approvals.  No waiver, consent or approval by, notification of or filing with, or any other action by, any Person is required in connection with the execution, delivery and performance by IMS Health of this Agreement or the consummation by IMS Health of the transactions contemplated hereby.

(e)                                  Pension Plans.  IMS Health and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the Pension Benefit Guaranty Corporation or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

(f)                                    Litigation.  Except as stated in IMS Health’s Annual Report on Form 10-K for the year ended December 31, 2002 and on its Form 10-Q for the quarter ended March 31, 2003, there is no action, suit or proceeding pending against, or to the best knowledge of IMS Health, threatened against or affecting, IMS Health or any of its assets, before or by any Governmental Authority in which there is a reasonable possibility of an adverse decision which would (i) materially adversely affect the business, financial position, results of operations or prospects of IMS Health, or (ii) affect the legality, validity or enforceability of this Agreement or any other Investment Document or the transactions contemplated hereby or thereby.

(g)                                 Investment Company Act.  Neither IMS Health nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(h)                                 Public Utility Holding Company Act.  Neither IMS Health nor any of its Subsidiaries is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(i)                                     Obligations Pari Passu.  The obligations of IMS Health under this Agreement do rank and will rank at least pari passu in priority of payment with all other unsecured indebtedness of IMS Health which is not subject to any subordination provisions.

(j)                                     Solvency.  IMS Health was solvent immediately prior to the execution of this Agreement and will not, as a result of the transactions contemplated hereby, be rendered insolvent.

SECTION 8. Covenants.

IMS Health covenants and agrees that, until the payment by it in full of all amounts payable by it hereunder, it will, unless the Indemnitee shall otherwise consent in writing:

(a)                                  Financial Statements.  IMS Health shall deliver to each Class A Limited Partner:

(i)                                     As soon as available and in any event within fifty (50) days after the end of each quarterly fiscal period (other than the final quarterly period) of each fiscal year of IMS Health, consolidated statements of income and cash flows of IMS Health and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated statement of financial position as at the end of such period, setting forth in each case in comparative form the corresponding consolidated financial statements for the corresponding period in the preceding fiscal year;

(ii)                                  As soon as available and in any event within ninety-five (95) days after the end of each fiscal year of IMS Health, consolidated statements of income, cash flows and stockholders’ equity of IMS Health and its Consolidated Subsidiaries of such year and the related consolidated statement of financial position as at the end of such year, setting forth in each case in comparative form the corresponding consolidated financial statements for the preceding fiscal year, and accompanied by an unqualified opinion thereon of PricewaterhouseCoopers LLP or any other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of IMS Health and its Consolidated Subsidiaries as at the end of, and for, such fiscal year;

(iii)                               Promptly upon their becoming available, copies of all registration statements and regular periodic reports (other than registration statements filed on Form S-8 and pricing supplements), if any, which IMS Health shall have filed with the U.S. Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange; and

(iv)                              Promptly upon the mailing thereof to the shareholders of IMS Health generally, copies of all reports and proxy statements so mailed.

IMS Health will be deemed to have complied with the requirements of Section 8(a)(i) hereof if within 50 days after the end of each quarter (other than the final quarter) of each of its fiscal years, a copy of IMS Health’s Form 10-Q as filed with the Securities and Exchange Commission with respect to such quarter is furnished to each Class A Limited Partner, and IMS Health will be deemed to have complied with the requirements of Section 8(a)(ii) hereof if within 95 days after the end of each of its fiscal years, a copy of IMS Health’s Annual Report and Form 10-K as filed with the Securities and Exchange Commission with respect to such year is furnished to each Class A Limited Partner.

(b)                                 Corporate Existence, Etc.  IMS Health will, and will cause each of its Material Subsidiaries to: (i) preserve and maintain its legal existence and maintain its good standing in the jurisdiction of its incorporation or organization and in each other jurisdiction in which the failure to do so could reasonably be expected to have a material adverse effect on the financial condition of IMS Health and its Material Subsidiaries, taken as a whole (provided that nothing in this Section 8(b) shall prohibit any transaction expressly permitted under Section 8(d) hereof); (ii) comply in all material respects with the requirements of all applicable Legal Restrictions other than those the non-compliance with which would not have a material adverse effect on the business, property, condition (financial or otherwise) of IMS Health and its Material Subsidiaries, taken as a whole; and (iii) pay and discharge all taxes imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax the payment of which is being contested in good faith and by proper proceedings or against which adequate reserves are being maintained.

(c)                                  Mergers.  IMS Health shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless the Person formed by such consolidation or into which IMS Health is merged or the Person which acquires by conveyance or transfer, or which leases the properties and assets of IMS Health substantially as an entirety expressly assumes in writing the due and punctual payment of all obligations and the performance of every obligation of IMS Health to be paid or performed hereunder.

(d)                                 Liens, Etc.  IMS Health will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, except:

(i)                                     Liens existing on the date hereof, which are reflected in the balance sheet referred to in Section 8(a)(i) hereof or the footnotes thereto; and renewals, extensions and continuations thereof, provided that such renewals, extensions and continuations shall not (A) increase the amount of Indebtedness secured thereby, or (B) extend the coverage thereof beyond the original coverage of such Lien;

(ii)                                  Liens for taxes, assessments or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings; Liens in connection with workers’ compensation, unemployment insurance or other social security obligations; Liens securing the performance of bids, tenders, contracts, surety and appeal bonds; Liens to secure progress or partial payments and other Liens of like nature arising in the ordinary course of business; mechanics’, workmen’s, materialmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith; and other Liens arising in the ordinary course of business and incidental to the conduct of the business of IMS Health or such

Subsidiary or to the ownership of its properties or assets, which were not incurred in connection with the borrowing of money and which do not materially detract from the value of its properties or assets or materially affect the use thereof in the operation of its business;

(iii)                               Liens in respect of judgments and awards to the extent that such judgments or awards are being contested in good faith and adequate insurance or appropriate reserves are maintained with respect thereto on the books of IMS Health to the extent required by GAAP and so long as execution is not levied thereunder;

(iv)                              Liens on property acquired after the date hereof which Liens existed when such property was acquired, and extensions and renewals of such Liens; provided that no such extension or renewal shall increase the aggregate amount of Indebtedness secured thereby, nor add to the property subject to such Lien;

(v)                                 any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset; provided that such Lien attaches to such asset concurrently with or within 120 days after the acquisition or completion of the improvement thereof;

(vi)                              other Liens incurred by IMS Health in the ordinary course of its business, provided that the aggregate amount of Indebtedness secured by all Liens permitted by this clause (vi) shall not exceed $20,000,000 in the aggregate;

(vii)                           zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operations, business or prospects of IMS Health or its Subsidiaries;

(viii)                        Liens on the property or assets of any Subsidiary in favor of IMS Health or any wholly owned Subsidiary; and

(ix)                                Liens on Unrestricted Margin Stock.

SECTION 9. IMS Health Events.

For purposes of this Agreement, an “IMS Health Event” shall occur:

(a)                                  Upon a material breach of any material representation or warranty contained herein;

(b)                                 If and when IMS Health or any of its Subsidiaries shall (i) fail to make any payment of principal of or interest on any Indebtedness of IMS Health or any Subsidiary when due (whether at stated maturity, by acceleration, on demand or otherwise after giving effect to any applicable grace period), (ii) fail to observe or perform any covenant or agreement contained in any agreement or instrument (existing on the date hereof or entered into hereafter, in each case, without giving effect to any amendment, supplement or other modification thereto after the date hereof, unless each Class A Limited Partner has consented in writing to any such amendment, supplement or other modification) relating to any Indebtedness of, or guaranteed by, IMS Health or any Subsidiary within any applicable grace period, or any other event (other than a voluntary sale or transfer of property or assets securing any Indebtedness) shall occur if the effect of such failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) have any Indebtedness of IMS Health or any of its Subsidiaries declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that it shall not constitute a IMS Health Event pursuant hereto unless the aggregate amount of all Indebtedness referred to in each of clause (i), (ii) or (iii) above exceeds $50,000,000 at any one time; or

(c)                                  If and when (i) any person or group (as such term is defined in Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder, all as in effect on the date hereof) shall attain or acquire Control of IMS Health or (ii) at any time or during any calendar year, more than 50% of the full Board of Directors of IMS Health shall have resigned or retired or been removed or replaced; provided that a vacancy on the Board of Directors that is created or filled as a result of the death, disability, resignation or retirement of a director shall not be included in any determination of whether a IMS Health Event has occurred pursuant to this subparagraph (c) to the extent that, if such vacancy is filled, it is filled by a successor director elected or designated by a majority of those directors who either (A) were directors at the commencement of such year or (B) were appointed by persons who were themselves directors at the commencement of such year.

SECTION 10. Amendments, Etc

No amendment or waiver of any provision of this Agreement, and no consent to any departure by IMS Health herefrom, shall in any event be effective unless the same shall be in writing and signed by each Class A Limited Partner and then such waiver or consent shall be effective only against the Class A Limited Partner signing the same and only in the specific instance and for the specific purpose for which given.

SECTION 11. Addresses for Notices.

All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication, and in each such case only if a copy thereof is promptly provided by mail) and mailed, telecopied, telegraphed, telexed, cabled or delivered to it, if to IMS Health, at its address at 1499 Post Road, Fairfield, Connecticut 06824, Attention: General Counsel (Facsimile: (203) 319-4552), and if to any Class A Limited Partner, at such Class A Limited Partner’s address referred to in the Partnership Agreement or otherwise provided to the General Partner, with copies to such Persons as IMS Health or any Indemnitee may specify by notice to each other from time to time.  All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed, cabled, or delivered, be effective when received.

SECTION 12. No Waiver; Remedies.

No failure on the part of any Indemnitee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 13. Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, except as otherwise stated herein.

SECTION 14. Assignment.

This Agreement shall (i) be binding upon IMS Health and its successors, and (ii) inure to the sole and exclusive benefit of, and be enforceable by, each Indemnitee (each of whom or which shall be deemed a third party beneficiary of this Agreement) and each Indemnitee’s successors, transferees and assigns.  No other Person shall be entitled to any benefit hereunder.

SECTION 15. Severability.

If any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 16. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

SECTION 17. Waiver of Jury Trial.

IMS Health irrevocably waives to the extent permitted by law all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

SECTION 18. Scope of Agreement; Termination.

This Agreement constitutes the entire agreement of IMS Health and supersedes all prior written and oral agreements and understandings with respect to the subject matter hereof between and among IMS Health and any Indemnitee.  IMS Health’s obligations hereunder shall continue in full force and effect until the earlier to occur of:

(i)                                     The date on which all of the Performance Obligations have been performed in full; or

(ii)                                  The date on which the Certificate of Cancellation of the Certificate of Limited Partnership of the IMS Health Partnership is filed with the Secretary of State of the State of Delaware;

provided, however, that this Agreement shall continue in full force and effect for all Performance Obligations accrued with respect to the period up to and including the date of termination of this Agreement.

SECTION 19. Survival.

Without prejudice to the survival of any other agreement of IMS Health hereunder, the agreements and obligations of IMS Health contained in this Agreement shall survive (a) the completion of performance by the General Partner and CMS of their respective Performance Obligations, (b) Transfer (whether or not such Transfer was a Permitted Transfer) by the General Partner and CMS of all or any portion of their respective Interests in the IMS Health Partnership, (c) any termination of the General Partner’s status as the general partner, or in the case of CMS, status as a limited partner, pursuant to the Partnership Agreement, and (d) any Indemnitee’s terminating or changing its status in relation to the IMS Health Partnership.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

IMS HEALTH INCORPORATED

		By	/s/ John R. Walsh
			Name:	John R. Walsh
			Title:	Vice President and Treasurer

Acknowledged and Agreed
as of the date first above written:

UTRECHT-AMERICA FINANCE CO.

By	/s/ Kevin P. Moclair
	Name:			Kevin P. Moclair
	Title:			AT

By	/s/ Nancy J. McIver
	Name:			Nancy J. McIver
	Title:			Vice President

EDAM, L.L.C.
By	Merel Corp.
Its Managing Member

By	/s/ Nancy J. McIver
	Name:			Nancy J. McIver
	Title:			Vice President

By	/s/ Chris G. Kortlandt
	Name:			Chris G. Kortlandt
	Title:			Treasurer